www.genpt.com

News Release

February 17, 2022

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Results
For the Fourth Quarter and Full Year 2021

Fourth Quarter 2021 Highlights
•Sales of $4.8 billion, Up 13.0%
•Diluted EPS from Continuing Operations $1.79
•Adjusted Diluted EPS from Continuing Operations $1.79, Up 17.8%
•17th Consecutive Quarter of Year-Over-Year Gross Margin Improvement
•Announced Acquisition of Kaman Distribution Group; Completed January 3, 2022

Full Year 2021 Highlights
•Sales of $18.9 billion, Up 14.1%
•Segment Profit Margin of 8.8%, Up 60 basis points
•Diluted EPS from Continuing Operations $6.23
•Adjusted Diluted EPS from Continuing Operations $6.91, Up 31.1% and a New Record
•Returned $800 million to Shareholders via Cash Dividends and Share Repurchases
•Cash Flow from Operations of $1.3 billion and Free Cash Flow of $1.0 billion

2022 Outlook
•Revenue Growth of 9% to 11%
•Diluted EPS of $7.45 to $7.60

ATLANTA - Genuine Parts Company (NYSE: GPC) announced today its results for the fourth quarter and twelve months ended December 31, 2021.

“The GPC team finished the year with a strong fourth quarter, further building on the positive momentum of the first nine months of 2021. We are proud of our progress through the year and thankful to our 52,000 teammates for their hard work and ongoing commitment to excellence," said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company. "Strong sales growth combined with ongoing initiatives to improve gross margin and control expenses in an inflationary environment drove an 18% increase in adjusted earnings per share, which along with our continued focus on working capital improvement, helped us to deliver strong cash flow. Our capital allocation priorities remain investing for enhanced productivity and growth, while also returning capital to shareholders via the dividend and share repurchases."

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1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Fourth Quarter 2021 Results

Sales were $4.8 billion, a 13.0% increase compared to $4.3 billion in the same period of the prior year. The improvement is attributable to an 11.3% increase in comparable sales and a 1.9% benefit from acquisitions, partially offset by a slightly unfavorable impact of foreign currency and other.

Net income from continuing operations was $256.0 million, or a diluted earnings per share of $1.79. This compares to net income from continuing operations of $171.6 million, or $1.18 per diluted share in the prior year period. The Company's adjusted net income from continuing operations was $256.2 million, an increase of 16.0% as compared to $221.0 million a year ago. On a per share diluted basis, adjusted net income from continuing operations was $1.79, an increase of 17.8% compared to $1.52 per diluted share last year1.

Fourth Quarter 2021 Segment Highlights

Automotive Parts Group

Sales for the Automotive Group were $3.2 billion in the fourth quarter, up 13.1% from 2020 and representing 66% of total Company revenues. The improvement was due to a 10.6% global increase in comparable sales and a 2.8% benefit from acquisitions, net of a slightly unfavorable impact of foreign currency and other. Segment profit of $265.8 million was up 10.7% and the profit margin was 8.3% compared to 8.5% in the same period of 2020.

Industrial Parts Group

Sales for the Industrial Parts Group were $1.6 billion, up 12.8% from 2020 and representing 34% of total Company revenues. The improvement reflects a 12.5% increase in comparable sales and a 0.3% favorable impact from foreign currency. Segment profit of $153.8 million was up 15.3% and the profit margin was 9.5% compared to 9.3% in 2020, up 20 basis points.

“The double digit sales and earnings growth for the Automotive and Industrial businesses is a reflection of strong global demand and the diligent execution of our initiatives to accelerate growth and improve profitability," Mr. Donahue said. "The strength in Automotive was broad-based across our operations, with 13% sales comps in the U.S. and high-single digit sales comps in Canada, Europe and Australasia. Likewise, we had strong growth in both our North American and Australasian Industrial businesses, which drove the third consecutive quarter of double digit comps for this segment."

Full Year 2021 Results

Sales in 2021 were $18.9 billion, a 14.1% increase from $16.5 billion for the same period in 2020. Net income from continuing operations for the twelve months was $898.8 million, or $6.23 per diluted share. The Company's adjusted net income from continuing operations was $997.0 million, or $6.91 per diluted share, an increase of 31.1% compared to $5.27 per diluted share last year1.

Balance Sheet Cash Flow and Capital Allocation

The Company generated cash flow from continuing operations of $1.3 billion in 2021, and free cash flow was $1.0 billion1. The Company used $506.2 million in cash for investing activities, including $284.3 million in acquisitions and other investing activities and $266.1 million for capital expenditures in 2021. Cash used for financing activities in 2021 was $1.0 billion, with $799.2 million returned to shareholders, including $465.6 million in dividends and $333.6 million in share repurchases.

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1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

The Company ended the quarter and year with $2.2 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $714.7 million in cash and cash equivalents.

"2021 was an exceptional year for GPC. Following the unprecedented challenges of 2020, our team was focused on advancing the strategic priorities for our global automotive and industrial businesses. With the backdrop of the economic recovery and strong industry fundamentals, we generated double-digit sales and earnings growth and significantly improved our profit margin, resulting in strong cash flow and further supporting our balance sheet strength and capital allocation priorities," Mr. Donahue said. "Looking ahead, we remain confident in our plans for accelerated growth and profitability as we build on the underlying momentum in our automotive and industrial operations and begin to realize the benefits from our recent industrial acquisition of Kaman Distribution Group."

2022 Outlook

The Company considered its past performance, business trends, current growth plans, strategic initiatives, global economic outlook and the continued uncertainty of COVID-19 and its potential impact on our results, in establishing its full-year 2022 guidance as outlined in the table below. In addition, the Company has accounted for an approximate 2% headwind from foreign currency translation. The Company will update full-year guidance during 2022, as appropriate.

Year Ended 12/31/2022
Total sales growth	9% to 11%
Automotive sales growth	4% to 6%
Industrial sales growth	20% to 22%
Diluted earnings per share	$7.45 to $7.60
Adjusted diluted earnings per share	$7.45 to $7.60
Effective tax rate	Approx. 25%
Net cash provided by operating activities	$1.5 billion to $1.7 billion
Free cash flow	$1.2 billion to $1.4 billion

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow. The Company believes that the presentation of adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

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1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the Company’s investor relations website. The call is also available by dialing 888-317-6003, conference ID 8600891. A replay will also be available on the Company’s website or at 877-344-7529 conference ID 6848555, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 15 countries and has approximately 52,000 employees. Further information is available at www.genpt.com.

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Senior Director - Strategic Communications

Forward Looking Statements

Some statements in this release, as well as in materials the Company files with the Securities and Exchange Commission (SEC), release to the public or make available on the Company's website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include the Company's view of business and economic trends for the coming year, the Company's ability to execute our strategic priorities and capitalize in light of these business and economic trends, and the established full-year 2022 financial guidance for the Company provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

The Company cautions that all forward-looking statements involve risks and uncertainties, and while the Company believes that its expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to the Company's business operations caused by the global health crisis associated with the COVID-19 pandemic, including the effects on the financial health of the Company's business partners and customers, on supply chains and the Company's suppliers, on vehicle miles driven as well as other metrics that affect the Company's business, and on access to capital and liquidity provided by the financial and capital markets; the Company’s ability to maintain compliance with its debt covenants; the Company's ability to successfully integrate acquired businesses into the Company's operations and to realize the anticipated synergies and benefits; the Company's ability to successfully implement its business initiatives in its two business segments; changes in demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in global supply chains and in the operations of the Company's suppliers, including as a result of the impact of COVID-19 on our suppliers and our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to the Company and its suppliers and customers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in the Company's disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2021 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$4,803,209	$4,251,594	$18,870,510	$16,537,433
Cost of goods sold	3,109,760	2,803,484	12,236,374	10,882,592
Gross profit	1,693,449	1,448,110	6,634,136	5,654,841
Operating expenses:
Selling, administrative and other expenses	1,279,265	1,132,297	5,162,506	4,386,739
Depreciation and amortization	72,594	69,758	290,971	272,842
Provision for doubtful accounts	3,509	125	17,739	23,577
Restructuring costs	—	11,010	—	50,019
Goodwill impairment charge	—	—	—	506,721
Total operating expenses	1,355,368	1,213,190	5,471,216	5,239,898
Non-operating (income) expenses:
Interest expense, net	14,297	21,083	62,150	91,048
Other	(22,122)	(11,709)	(99,576)	(55,473)
Total non-operating (income) expenses	(7,825)	9,374	(37,426)	35,575
Income before income taxes	345,906	225,546	1,200,346	379,368
Income taxes	89,907	53,914	301,556	215,973
Net income from continuing operations	255,999	171,632	898,790	163,395
Net loss from discontinued operations	—	(428)	—	(192,497)
Net income (loss)	$255,999	$171,204	$898,790	$(29,102)
Dividends declared per common share	$0.815	$0.790	$3.260	$3.160
Basic earnings (loss) per share:
Continuing operations	$1.80	$1.19	$6.27	$1.13
Discontinued operations	—	—	—	(1.33)
Basic earnings (loss) per share	$1.80	$1.19	$6.27	$(0.20)
Diluted earnings (loss) per share:
Continuing operations	$1.79	$1.18	$6.23	$1.13
Discontinued operations	—	—	—	(1.33)
Diluted earnings (loss) per share	$1.79	$1.18	$6.23	$(0.20)

Weighted average common shares outstanding	142,275	144,313	143,435	144,474
Dilutive effect of stock options and non-vested restricted stock awards	778	847	786	641
Weighted average common shares outstanding — assuming dilution	143,053	145,160	144,221	145,115

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Net sales:
Automotive	$3,190,133	$2,821,832	$12,544,131	$10,860,695
Industrial	1,613,076	1,429,762	6,326,379	5,676,738
Total net sales	$4,803,209	$4,251,594	$18,870,510	$16,537,433
Segment profit:
Automotive	$265,841	$240,135	$1,073,427	$867,743
Industrial	153,773	133,373	595,232	481,854
Total segment profit	419,614	373,508	1,668,659	1,349,597
Interest expense, net	(14,297)	(21,083)	(62,150)	(91,048)
Corporate expense	(44,813)	(32,701)	(174,842)	(149,754)
Intangible asset amortization	(25,034)	(24,743)	(103,273)	(94,962)
Other unallocated costs	10,436	(69,435)	(128,048)	(634,465)
Income before income taxes from continuing operations	$345,906	$225,546	$1,200,346	$379,368
The following table presents a summary of the other unallocated costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Other unallocated costs:
Loss on software disposal	$—	$—	$(61,063)	$—
Product liability damages award	—	—	(77,421)	—
Goodwill impairment charge	—	—	—	(506,721)
Restructuring costs	—	(11,010)	—	(50,019)
Realized currency and other divestiture losses	—	—	—	(11,356)
Gain on insurance proceeds related to SPR fire	3,862	—	3,862	13,448
Gain on equity investments	10,229	—	10,229	—
Inventory adjustment	—	(40,000)	—	(40,000)
Transaction and other costs	(3,655)	(18,425)	(3,655)	(39,817)
Total other unallocated costs (1)	$10,436	$(69,435)	$(128,048)	$(634,465)
(1) Refer to the reconciliation of GAAP net income from continuing operations to adjusted net income from continuing operations for explanation of adjustments.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(in thousands, except share and per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$714,701	$990,166
Trade accounts receivable, less allowance for doubtful accounts (2021 – $44,425; 2020 – $36,622)	1,797,955	1,556,966
Merchandise inventories, net	3,889,919	3,506,271
Prepaid expenses and other current assets	1,353,847	1,060,360
Total current assets	7,756,422	7,113,763
Goodwill	1,915,307	1,917,477
Other intangible assets, net	1,406,401	1,498,257
Deferred tax assets	829	65,658
Property, plant and equipment, less accumulated depreciation (2021 – $1,339,706; 2020 – $1,398,095)	1,234,399	1,162,043
Operating lease assets	1,053,689	1,038,877
Other assets	985,055	644,140
Total assets	$14,352,102	$13,440,215

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,804,939	$4,128,084
Current portion of debt	—	160,531
Other current liabilities	1,660,768	1,491,426
Dividends payable	115,876	114,043
Total current liabilities	6,581,583	5,894,084
Long-term debt	2,409,363	2,516,614
Operating lease liabilities	789,175	789,294
Pension and other post-retirement benefit liabilities	265,134	265,687
Deferred tax liabilities	280,778	212,910
Other long-term liabilities	522,779	543,623
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share - authorized 450,000,000 shares; issued and outstanding - 2021 - 142,180,683 shares and 2020 - 144,354,335 shares	142,181	144,354
Additional paid-in capital	119,975	117,165
Accumulated other comprehensive loss	(857,739)	(1,036,502)
Retained earnings	4,086,325	3,979,779
Total parent equity	3,490,742	3,204,796
Noncontrolling interests in subsidiaries	12,548	13,207
Total equity	3,503,290	3,218,003
Total liabilities and equity	$14,352,102	$13,440,215

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31
(in thousands)	2021	2020	2019
Operating activities:
Net income (loss)	$898,790	$(29,102)	$621,085
Net loss from discontinued operations	—	(192,497)	(25,390)
Net income from continuing operations	898,790	163,395	646,475
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	290,971	272,842	257,263
Excess tax benefit from share-based compensation	(7,076)	(677)	(4,920)
Deferred income taxes	31,676	(27,722)	(55,939)
Share-based compensation	25,597	22,621	28,703
Loss on software disposal	61,063	—	—
Realized currency and other divestiture losses	—	11,356	34,701
Gain on equity investments	(10,229)	—	(38,663)
Goodwill impairment charge	—	506,721	—
Other operating activities	(21,183)	12,569	(17,589)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(258,994)	957,514	(134,163)
Merchandise inventories, net	(329,237)	58,462	(54,765)
Trade accounts payable	777,318	89,350	82,739
Other short-term assets and liabilities	(148,089)	(109,812)	11,740
Other long-term assets and liabilities	(52,322)	57,903	76,937
Net cash provided by operating activities from continuing operations	1,258,285	2,014,522	832,519
Investing activities:
Purchases of property, plant and equipment	(266,136)	(153,502)	(277,873)
Proceeds from sale of property, plant and equipment	26,549	18,064	24,387
Proceeds from divestitures of businesses	17,738	387,379	434,609
Acquisitions of businesses and other investing activities	(284,315)	(69,173)	(724,718)
Net cash (used in) provided by investing activities from continuing operations	(506,164)	182,768	(543,595)
Financing activities:
Proceeds from debt	892,694	2,638,014	5,037,168
Payments on debt	(1,053,423)	(3,533,017)	(4,897,769)
Share-based awards exercised	(22,346)	(4,120)	(11,413)
Dividends paid	(465,649)	(453,277)	(438,890)
Purchase of stock	(333,599)	(96,215)	(74,187)
Other financing activities	(7,209)	(65,150)	(871)
Net cash used in financing activities from continuing operations	(989,532)	(1,513,765)	(385,962)
Cash flows from discontinued operations:
Net cash flows provided by operating activities from discontinued operations	—	5,039	59,491
Net cash used in investing activities from discontinued operations	—	(11,131)	(19,611)
Net cash provided by financing activities from discontinued operations	—	—	—
Net cash (used in) provided by discontinued operations	—	(6,092)	39,880
Effect of exchange rate changes on cash and cash equivalents	(38,054)	35,741	603
Net (decrease) increase in cash and cash equivalents	(275,465)	713,174	(56,555)
Cash and cash equivalents at beginning of year	990,166	276,992	333,547
Cash and cash equivalents at end of year	$714,701	$990,166	$276,992

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$305,326	$223,019	$303,736
Interest	$65,732	$91,344	$95,281

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AND GAAP DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP net income from continuing operations	$255,999	$171,632	$898,790	$163,395

Adjustments:
Loss on software disposal (1)	—	—	61,063	—
Product liability damages award (2)	—	—	77,421	—
Goodwill impairment charge (3)	—	—	—	506,721
Restructuring costs (4)	—	11,010	—	50,019
Realized currency and other divestiture losses (5)	—	—	—	11,356
Gain on insurance proceeds related to SPR fire (6)	(3,862)	—	(3,862)	(13,448)
Gain on equity investments (7)	(10,229)	—	(10,229)	—
Inventory adjustment (8)	—	40,000	—	40,000
Transaction and other costs (9)	3,655	18,425	3,655	39,817
Total adjustments	(10,436)	69,435	128,048	634,465
Tax impact of adjustments	10,661	(20,089)	(29,828)	(32,822)
Adjusted net income from continuing operations	$256,224	$220,978	$997,010	$765,038

The table below represent amounts per common share assuming dilution:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP net income from continuing operations per common share	$1.79	$1.18	$6.23	$1.13

Adjustments:
Loss on software disposal (1)	—	—	0.42	—
Product liability damages award (2)	—	—	0.54	—
Goodwill impairment charge (3)	—	—	—	3.49
Restructuring costs (4)	—	0.08	—	0.34
Realized currency and other divestiture losses (5)	—	—	—	0.08
Gain on insurance proceeds related to SPR fire (6)	(0.03)	—	(0.03)	(0.09)
Gain on equity investments (7)	(0.07)	—	(0.07)	—
Inventory adjustment (8)	—	0.28	—	0.28
Transaction and other costs (9)	0.03	0.12	0.03	0.27
Total adjustments	(0.07)	0.48	0.89	4.37
Tax impact of adjustments	0.07	(0.14)	(0.21)	(0.23)
Adjusted diluted net income from continuing operations per common share	$1.79	$1.52	$6.91	$5.27
Weighted average common shares outstanding - assuming dilution	143,053	145,160	144,221	145,115

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income (loss).

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Cost of goods sold	$—	$40,000	$—	$53,495
Selling, administrative and other expenses	3,655	1,881	142,139	10,094
Restructuring costs	—	11,010	—	50,019
Goodwill impairment charge	—	—	—	506,721
Non-operating (income): Other	(14,091)	16,544	(14,091)	14,136
Total adjustments	$(10,436)	$69,435	$128,048	$634,465

(1)Adjustment reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(2)Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(3)Adjustment reflects a goodwill impairment charge related to the Company's European reporting unit.
(4)Adjustment reflects restructuring costs related to the execution of the 2019 Cost Savings Plan. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(5)Adjustment reflects realized currency losses related to divestitures.
(6)Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(7)Adjustment relates to gains recognized upon remeasurement of certain equity investments to fair value upon acquiring the remaining equity of those entities.
(8)Adjustment reflects an increase to cost of goods sold due to the correction of an immaterial error related to the accounting in prior years for consideration received from vendors.
(9)Adjustment for the twelve months ended December 31, 2021 include transaction and other costs related to acquisitions. For the twelve months ended December 31, 2020, adjustment includes a $17 million loss on investment, $10 million of incremental costs associated with COVID-19 and costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended December 31, 2021
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	10.6%	2.8%	(0.2)%	(0.1)%	13.1%
Industrial	12.5%	—%	0.3%	—%	12.8%
Total Net Sales	11.3%	1.9%	(0.1)%	(0.1)%	13.0%

	Twelve Months Ended December 31, 2021
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	11.0%	2.0%	3.0%	(0.5)%	15.5%
Industrial	9.7%	0.4%	1.3%	—%	11.4%
Total Net Sales	10.5%	1.5%	2.4%	(0.3)%	14.1%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2021	2020
Net cash provided by operating activities from continuing operations	$1,258,285	$2,014,522
Purchases of property, plant and equipment	(266,136)	(153,502)
Free Cash Flow	$992,149	$1,861,020